Exhibit No. 2.3

                        ADDENDUM TO AMENDED AND RESTATED
                               OPERATING AGREEMENT


         This is an addendum to the Amended and Restated Operating Agreement dated as of January 3, 1999, by and between Snap-on Capital Corp. and SCL Holding Company.

         The parties hereto are executing that certain Amended and Restated Operating Agreement dated January 3, 1999, which anticipates the attachment, as
Exhibit 6.7 thereto, of an Initial Annual Operating Plan for Snap-on Credit LLC (the "Company"). The draft Initial Annual Operating Plan (draft dated December 30, 1998) has not yet been approved by the Board of Directors of the Company or by the undersigned Members. The parties hereby agree to replace Exhibit 6.7 to the Amended and Restated Operating Agreement (the draft Operating Plan dated December 30, 1998), with a final Initial Annual Operating Plan (as approved by the Board of Directors of the Company) not later than January 31, 1999. Upon completion of the Initial Annual Operating Plan including the 1999 Budget and other elements described in the Amended and Restated Operating Agreement, the parties agree that such document will be attached to the Amended and Restated Operating Agreement as Exhibit 6.7 and that the draft dated December 30, 1998 will be deleted for all purposes. The parties will establish the base * number to be set forth in the blank at clause (ii) in the definition of " * " in Section * of the Amended and Restated Operating Agreement as follows: this amount will be established before January 31, 1999 and shall be equal to the following: * . Further, the parties agree that, for purposes of Section * of the Operating Agreement, the actual and budgeted * in any Fiscal Year shall be adjusted to eliminate the effect of: * .

                                             SNAP-ON CAPITAL CORP.


                                             By  /s/ Janet M. Neal
                                             SCL HOLDING COMPANY


                                             By  /s/ Scott E/ Herbst

--------
         * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.